EXHIBIT B

RESOLUTIONS

The undersigned, being the Associate General Counsel and Associate Secretary of Great-West Life & Annuity Insurance Company of New York, a New York corporation, hereby certifies (i) the enclosed resolutions are true and correct copies of the resolutions adopted by the Board of Directors at a General Meeting of the Board held on March 29, 2016 at which meeting a quorum was at all times present and voting; and (ii) the enclosed resolutions have not been amended, modified or suspended in any way as to the date of this Certificate.

Whereas, the undersigned, constituting all of the Board of Directors of the Great-West Life & Annuity Insurance Company of New York, a New York corporation (the “Company”), believe it is in the best interest of the Company and its COLI VUL-1 Series Account – GWLANY (the “Separate Account”) to file an application and amendments thereto (collectively, the “Application”) with the Securities and Exchange Commission (the “SEC”) for an order of approval pursuant to Section 26(c) of the Investment Company Act of 1940 (the “1940 Act”) as is necessary to implement a plan to substitute shares of certain management investment companies for shares of certain current management investment companies in which the Separate Account invests to fund variable universal life insurance policies issued by the Company and the Separate Account.

Now, therefore, it is resolved that the Authorized Officers (as defined below) shall be, and each of them individually, is authorized, empowered and directed, in the name and on behalf of the Company and the Separate Account, to prepare or cause to be prepared, executed, delivered and filed with the SEC the Application, and to do or cause to be done such other acts and execute such other documents as they deem necessary or desirable, with the advice of counsel, to cause the Application to conform to comments received from the staff of the SEC and otherwise deemed necessary or advisable, including changes that may be required to comply with the 1940 Act and the rules and regulations promulgated thereunder, in such form and accompanied by such exhibits and other documents as the Authorized Officers shall approve, such approval to be conclusively evidenced by the filing of the Application; and

Further, that the Authorized Officers shall be, and each of them individually hereby is, authorized, empowered and directed, in the name and on behalf of the Company and the Separate Account, to perform or cause to be performed all of the agreements and obligations of the Company and the Separate Account in connection with the foregoing resolutions and to consummate the transactions contemplated thereby, to take or cause to be taken any and all further actions, to execute and deliver, or cause to be executed and delivered, all other documents, instruments, agreements, undertakings, and certificates of any kind and nature, to

41

incur and pay or cause to be incurred and paid all fees and expenses and to engage such persons as the Authorized Officers may determine to be necessary, advisable or appropriate to effectuate or carry out the purposes and intent of the foregoing resolutions, and the execution by the Authorized Officers of any such documents, instruments, agreements, undertakings and certificates, the payment of any fees and expenses or the engagement of such persons or the taking by them of any action in connection with the foregoing matters shall conclusively establish the Authorized Officers’ authority therefore and the authorization, acceptance, adoption ratification, approval and confirmation by the Company thereof; and

Further, that all actions taken prior to the adoption of these resolutions by any Authorized Officer in connection with the matters referred to herein that would have been within the authority conferred hereby had the resolutions predated such actions be, and all such action hereby are, confirmed, ratified and approved in all respects; and

Further, that for the purposes of the foregoing resolutions, the Authorized Officers shall be the President and Chief Executive Officer or any senior officer of the Company (collectively, the “Authorized Officers”).

In Witness Whereof, I have set my hand this 5th day of April, 2016.

By:	/s/ Ryan L. Logsdon
Name:	Ryan L. Logsdon
Title:	Associate General Counsel and Associate Secretary

42